Exhibit 99.1

Landec Corporation Reports First Quarter Fiscal Year 2010 Results

Landec Gains Market Share in Its Fresh-Cut Vegetable Business and Achieves Record Cash Balance of $69.5 Million

MENLO PARK, Calif.--(BUSINESS WIRE)--September 29, 2009--Landec Corporation (Nasdaq: LNDC) today reported results for the fiscal year 2010 first quarter ended August 30, 2009. It should be noted that the first quarter of fiscal year 2010 had 13 weeks of operations whereas the first quarter of fiscal year 2009 had 14 weeks of operations. Revenues for the first quarter of fiscal year 2010 were $60.9 million compared to revenues of $71.8 million for the first quarter a year ago. Net income was $2.2 million or $0.08 per share in the first quarter of fiscal year 2010 compared to $2.8 million or $0.11 per share for the first quarter of last year.

“For the first quarter of fiscal year 2010, we generated $2.2 million in net income and $4.3 million of positive cash flow from operations,” stated Gary Steele, Chairman and CEO of Landec. “Compared to the fourth quarter of fiscal year 2009, the first quarter of fiscal year 2010 resulted in improvements in operating income and net income. Value-added fresh-cut vegetable revenues for Apio, Inc., Landec’s food subsidiary, increased $1.3 million, or 3%, compared to the first quarter of last year after excluding the value-added revenues for the extra week last year. In addition, we ended the first quarter of fiscal year 2010 with a record $69.5 million in cash and marketable securities. Since November 2008, we have felt the impact from the slumping U.S. economy and the decline in consumer spending. Despite the recession, our fresh-cut vegetable business continues to gain market share and outperform the overall industry category. According to syndicated market data, the overall industry unit volume sales in the fresh-cut vegetable category declined 6% for the three months ended August 30, 2009 compared to the same period a year ago. For Apio, unit volume sales in the fresh-cut vegetable category for the same three months ended August 30, 2009 increased 3% compared to last year. We believe that industry unit volume sales in the fresh-cut vegetable category will begin to return to positive growth during the second half of fiscal year 2010 as the economy begins to turn around and consumers return to buying fresh, nutritious and conveniently packaged produce products.”

The decrease in revenues during the first quarter of fiscal year 2010 compared to the first quarter of last year was partially due to having 14 weeks in the first quarter of last year compared to 13 weeks in the first quarter of this year. The extra week last year resulted in approximately $5.0 million of additional revenues in the first quarter of fiscal year 2009 compared to this year’s first quarter. For Apio’s trading business, in addition to having one less week of revenues during this year’s first quarter, revenues decreased an additional $6.7 million due to $2.5 million of decreased sales in our domestic buy/sell business as a result of the Company’s decision to exit virtually all of this business and from a $4.2 million decrease in export sales primarily due to a shortage of export fruit products.

Net income for the first quarter of fiscal year 2010 decreased $655,000 compared to the first quarter last year, primarily due to five reasons: first, an approximate $600,000 decrease in gross profit due to one less week in the first quarter of fiscal year 2010 compared to the first quarter of last year; second, an approximate $200,000 decrease in gross profit for Apio’s value-added vegetable business due primarily to higher produce costs; third, a $187,000 decrease in gross profit for Apio Packaging due to the contractual decrease in Chiquita minimums and a decrease in R&D funding from Apio’s R&D agreement with the U.S. Military which was completed at the end of calendar year 2008; fourth, a $257,000 decrease in gross profit in the Technology Licensing business primarily due to the completion of the Air Products licensing payments during the third quarter of fiscal year 2009; and fifth, a $69,000 decrease in interest income due to lower yields on investments compared to the yields from investments in the same period last year. These decreases were partially offset by a $629,000 reduction in our income tax expense due primarily to lower pre-tax income.

Landec’s First Quarter of Fiscal Year 2010 Earnings Conference Call

A conference call will follow this release at 8:00 a.m. Pacific Time on Wednesday, September 30, 2009, during which senior management of Landec will present an overview of results for the first quarter of fiscal year 2010. Interested parties have the opportunity to listen to the conference call live on the Internet at www.landec.com on the Investor Relations web page. A replay of the webcast will be available for 30 days. Additionally investors can listen to the call by dialing (866) 282-2519 or (703) 639-1263 at least 5 minutes prior to the start. A replay of the call will be available through Wednesday, October 7, 2009 by calling (888) 266-2081 or (703) 925-2533, code #1395388.

Landec Corporation is a materials science company that designs, develops, manufactures and sells temperature-activated and other specialty polymer products for a variety of food, agricultural and licensed partner applications. The Company’s temperature-activated polymer products are based on its proprietary Intelimer® polymers which differ from other polymers in that they can be customized to abruptly change their physical characteristics when heated or cooled through a pre-set temperature switch. For more information about the Company visit Landec’s website at www.landec.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with expanding operations, the ability to achieve acceptance of the Company's new products in the market place, the severity of the current economic slowdown, weather conditions that can affect the supply and price of produce, the amount and timing of research and development funding and license fees from the Company's collaborative partners, the timing of regulatory approvals, new product introductions, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 31, 2009 (See item 1A: Risk Factors). As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

LANDEC CORPORATION CONSOLIDATED CONDENSED BALANCE SHEETS (In thousands)

	August 30, 2009	May 31, 2009
	(unaudited)
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$69,458	$65,957
Accounts receivable, net	19,728	15,903
Inventories, net	8,439	5,829
Notes and advances receivable	22	186
Deferred taxes	2,161	2,161
Prepaid expenses and other current assets	908	1,298
Total Current Assets	100,716	91,334

Property and equipment, net	23,325	22,743
Intangible assets, net	35,589	35,589
Other assets	4,032	3,832
Total Assets	$163,662	$153,498

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$19,997	$12,729
Income taxes payable	278	107
Accrued compensation	1,677	1,112
Other accrued liabilities	1,814	1,805
Deferred revenue	2,702	3,430
Total Current Liabilities	26,468	19,183

Deferred revenue	2,500	3,000
Deferred taxes	4,593	4,119

Stockholders' Equity
Common stock	26	26
Additional paid-in capital	116,947	116,158
Retained earnings	11,406	9,222
Total Stockholders' Equity	128,379	125,406
Noncontrolling interest	1,722	1,790
Total Equity	130,101	127,196
Total Liabilities and Stockholders’ Equity	$163,662	$153,498

LANDEC CORPORATION CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (In thousands, except per-share data) (unaudited)

	Three Months Ended
	August 30,	August 31,
	2009	2008
Revenues:
Product sales	$58,392	$68,861
Services revenues	1,166	1,158
License fees and R&D and royalty revenues	1,385	1,734
Total revenues	60,943	71,753

Cost of revenues:
Cost of product sales	51,172	60,739
Cost of services revenues	901	891
Total cost of revenues	52,073	61,630

Gross profit	8,870	10,123

Operating costs and expenses:
Research and development	939	888
Selling, general and administrative	4,570	4,676
Total operating costs and expenses	5,509	5,564
Operating income	3,361	4,559

Interest income	288	357
Interest expense	(1)	(2)
Net income before taxes	3,648	4,914
Income tax expense	(1,282)	(1,911)
Consolidated net income	2,366	3,003
Noncontrolling interest	(182)	(164)
Net income applicable to Common Stockholders	$2,184	$2,839

Diluted net income per share	$0.08	$0.11

Shares for diluted net income per share	26,716	26,799

LANDEC CORPORATION
FIRST QUARTER ENDED AUGUST 30, 2009
QUESTIONS AND ANSWERS

1) Based on your results for the first quarter, are you going to change your guidance for the year? If not, could you please remind us of your guidance for fiscal year 2010?

We are not changing our guidance at this time. Our original guidance was that both revenues and net income are projected to be flat to slightly higher in fiscal year 2010 compared to fiscal year 2009 based on the following:

a) We expect weakness in the fresh-cut vegetable category to continue through most of our fiscal year 2010, with higher unemployment and weak consumer confidence. Accordingly, we expect the fresh-cut vegetable category to continue to experience negative growth during the first half of fiscal year 2010 compared to the first half of fiscal year 2009 and slowly turn positive during the second half of fiscal year 2010. In addition, due to our decision to exit virtually all of the domestic buy/sell trading business, we plan for our domestic buy/sell trading revenues to be approximately $4.0 million lower in fiscal year 2010 compared to fiscal year 2009, with the majority of that decrease realized during our first fiscal quarter. The expected decrease in buy/sell revenues are not expected to impact our net income in fiscal year 2010 because this business is a low margin business.

b) In our value-added vegetable business, we are planning on an increase in market share that we expect will more than offset the impact from our projected lack of growth in the fresh-cut produce category this fiscal year.

c) Approximately $1.8 million of revenues and pre-tax net income realized from contractual agreements in fiscal year 2009 will not be recurring in fiscal year 2010. The $1.8 million is comprised of $600,000 of license payments from Air Products which were completed during the third quarter of fiscal year 2009 and a combined $1.2 million reduction in contractual minimum payments from Chiquita and Air Products in fiscal year 2010.

d) We expect increased produce costs for a full twelve months in fiscal year 2010 compared to only a five month period during fiscal year 2009.

e) We expect an approximate 20% increase in R&D and business development expenses in order to accelerate the identification of new products and new licensing deals.

f) We expect an approximate 5% to 10% decrease in S,G&A primarily due to decreases in audit, tax and legal fees.

g) We are currently projecting that pre-tax yields on our cash investments will average 1.5% to 2.0% during fiscal year 2010 given the current investment environment.

Due to the strong results during the first quarter of fiscal year 2009 and the fact that the slumping U.S. economy did not start impacting the Company until November 2008, we expect that revenues and net income during the first half of fiscal year 2010 will be lower than the first half of fiscal year 2009 and that revenues and net income during the second half of fiscal year 2010 will be higher than the second half of fiscal year 2009.

Cash flow from operations is projected to be flat to slightly higher in fiscal year 2010 compared to fiscal year 2009. Capital expenditures are projected to increase by 30% to 40% in fiscal year 2010 compared to fiscal year 2009 due to a 40,000 square foot expansion of Apio’s value-added fresh-cut vegetable processing plant to meet projected increases in market share, as well as investments in equipment and productivity enhancing initiatives.

2) What are the growth opportunities and challenges Landec will likely face over the next 24 months?

Landec’s growth opportunities

a) Increase Apio’s value-added revenues from customer expansion and new product introductions while managing gross margin pressures.

b) Increase the sales of our BreatheWay® packaging by continuing to work closely with Chiquita on bananas, avocados and mangos, and by commercializing new uses of Apio’s BreatheWay packaging technology with Chiquita and other partners such as Breakthrough Solutions LLC in South America.

c) Continue to work closely with Air Products to expand the use of our Intelimer polymer technology in the personal care and thermoset catalyst fields.

d) Advance our Intelimer polymer technology program with Monsanto focused on specific applications of seed treatments.

e) Acquire and/or invest in at least one company that has technology and products that are synergistic with our Intelimer polymer technology and/or channels of distribution.

f) Continue to explore further licensing and partnering collaborative agreements for our Intelimer polymer technology.

g) Continue to advance our collaboration with Monsanto’s Seminis Vegetable Seed business with the goal of identifying initial product targets, performing additional field trials and planning for the initial commercial launch beginning in mid-fiscal year 2011.

Landec’s challenges and risks

a) Raw material costs for produce are expected to be higher in fiscal year 2010 compared to fiscal year 2009 primarily due to recent increased land costs associated with farming in California.

b) Continued market share growth in our value-added vegetable business is challenging as we are the market share leader. In addition, the fresh-cut vegetable category has experienced monthly year over year declines since November 2008 which makes growing revenues more difficult, particularly in the vegetable tray line which has been impacted more than the bag line as consumers tend to view tray purchases as more discretionary purchases during a slow economy.

c) Planned contractual minimums with Chiquita will decrease from $2.2 million in fiscal year 2009 to $1.5 million in fiscal year 2010. To exceed minimums in fiscal year 2010, the Chiquita-To-Go banana program for food service and Quick Serve Restaurants (“QSR”) would need to rapidly expand and the avocado program for retail and food service would need to begin taking market share. We do not foresee a restart of retail consumer trials for bananas during our fiscal year 2010. In addition, the contractual minimums with Air Products will decrease from $1.0 million in fiscal year 2009 to $500,000 in fiscal year 2010, commensurate with the contractual decrease in our R&D support to Air Products. Given the current worldwide economy, we are still forecasting that only minimums will be realized from both partners during fiscal year 2010.

3) What are the longer-term growth prospects for Apio’s food business?

Even with the current economic pressures, we believe that in the long term we have a 10% or more per year revenue growth opportunity in our fresh-cut vegetable business by capturing new customers and expanding our BreatheWay technology to new markets and application areas.

Our longer-term growth plans for our food technology business include four major initiatives:

a) Develop and launch new, innovative products such as those we are developing in our vegetable salad line.

b) Expand the use of our BreatheWay technology internationally, such as the agreement we have with Breakthrough Solutions LLC for the use of our packaging technology in South America.

c) Access unique produce with traits that bring discernible differentiation in nutrition, taste, color, aroma and/or texture. We will do this through our exclusive licensing arrangement for value-added, fresh-cut broccoli and cauliflower with Monsanto Seminis, the world’s largest vegetable seed trait developer and supplier. Field trials are underway.

d) Look for synergistic acquisition or joint venture partners that can benefit from our BreatheWay technology and channels of distribution, as well as from our expertise in post harvest physiology, sourcing, and processing.

In summary, we have a plan in place for continuing to profitably grow our specialty packaged fresh-cut value-added business.

4) How is the Chiquita collaboration progressing?

Of our four programs with Chiquita, two are progressing well and two are experiencing delays:

a) In the Chiquita-To-Go program, Chiquita bananas in our packaging are being sold to coffee chains, convenience stores and mini-mart gas stations. Chiquita is a major supplier of bananas to Starbucks throughout the United States for both its Vivanno™ banana smoothie program and the individual sale of bananas. In addition, the Chiquita-To-Go program has been launched in three European countries with plans to expand into two more European countries by the end of calendar year 2009. Even in this challenging economic environment, the Chiquita-To-Go program is progressing quite well.

b) In the avocado program with Chiquita, Chiquita is selling avocados packaged in our customized BreatheWay packaging technology to food service customers and retail grocery chains and the program is expanding rapidly.

c) In the QSR arena, McDonald’s has conducted regional market tests for products with bananas using Chiquita® bananas delivered in our BreatheWay packaging. We have also been informed that the Chiquita bananas delivered in our BreatheWay packaging have met the technical requirements for the delivery to the test trial sites. We do not know the specifics of McDonald’s plans, if any, concerning bananas. Chiquita is also in discussions with other potential QSR customers.

d) Retail grocery store advanced trials for bananas have been put on hold indefinitely and until such time as consumers are prepared to purchase innovative packaged bananas with longer shelf life that are sold as a premium priced product.

5) What is happening in the Monsanto licensing program?

In 2008 Monsanto formed a new business directed at seed treatments. The concept of a seed treatment is to place an ingredient such as an insecticide, fungicide or plant health component directly onto the surface of the seed.

Monsanto has informed us that it intends to focus all of its efforts concerning the advancement of our Intelimer polymer technology on specific applications of seed treatments. The concept is to use Landec’s polymer technology to deliver chemicals on seed in ways that improve the effectiveness of the active ingredient. As a result of Monsanto’s plan to change its focus for the use of Landec’s Intelimer polymer technology, we are in discussions with Monsanto to modify the scope of our co-exclusive License and Supply Agreement to allow Landec to pursue, on its own or with other partners, applications of our polymer technology in seed coatings and other seed treatment areas.

By regaining the use of the Intellicoat® technology, Landec will become responsible for Landec Ag’s operating expenses over the remaining two years of the License and Supply Agreement and will benefit by realizing all of the revenues and profits from the sale of existing Intellicoat seed coating products. Under the modified License and Supply Agreement which is being discussed with Monsanto, Landec will continue to work with Monsanto, will continue to recognize the same amount of license fees as before for the remaining two years of the agreement and will have the opportunity to sell Intellicoat seed treatment products directly or work with others in seed coatings and other seed treatment areas. We anticipate announcing the full details of the modification of our agreement with Monsanto within the next 60 days. We do not expect this modification to have any impact on our financial results for fiscal year 2010.

6) What is happening with Air Products?

The progress was slow in the first few years while Air Products was building its personal care team, but momentum is now building as new product applications and formulations are emerging from the laboratory. Landec and Air Products are focused on two areas -- personal care and thermoset catalysts. Air Products has recently accelerated its sales and marketing efforts, particularly in the area of personal care, which should lead to new customers and new product introductions over the remainder of fiscal year 2010 and into fiscal year 2011.

7) What is happening with Aesthetic Sciences?

Aesthetic Sciences is making progress on the technology front and has recently received an approval from the FDA and the European Union to make and sell its Smartfil™ Injection System in the U.S. and Europe. The management of Aesthetic Sciences is looking to sell the rights to its Smartfil Injection System in exchange for upfront funds, future milestone payments and future royalties. The management of Aesthetic Sciences is currently solely focused on the sale of the Smartfil Injection System and at this time, we are uncertain about the timing or likelihood of the sale.

8) How is the M&A search progressing?

As previously disclosed, our search for opportunities outside of the food industry involves the hiring of an outside M&A advisor to assist us in identifying potential targets based on the target having technology and/or commercial products that are synergistic with our Intelimer polymer technology. The M&A advisor is working very closely with our newly hired V.P. of Business Development to narrow the list of targets and to begin contacting some of the more promising targets.

In addition, within the food industry, we continue to look for synergistic acquisition or joint venture partners that can benefit from our BreatheWay technology and channels of distribution, as well as from our expertise in post harvest physiology, sourcing, and processing.

9) What is Landec doing in research outside of its partnership collaborations and what are the future growth drivers in the Technology Licensing business?

We are strongly committed to supporting our existing licensing partners, such as Air Products and Monsanto, and we are working on several areas to broaden applications for our Intelimer polymer technology. We continue to develop controlled release technology for an array of active ingredients, including pharmaceutical drug delivery and agrichemicals that control pests and germination. We also continue to expand our coating technology and we are developing new applications that use our temperature activated and time activated switches.

10) How much of this year’s tax expense are you expecting to actually have to pay?

Because of the benefit of substantial net operating losses, primarily from the repurchase of subsidiary options, plus tax credit carryforwards, we are estimating that in fiscal year 2010 Landec will pay only 20% of our GAAP income tax expense in cash, for an effective cash tax rate of approximately 7%, resulting in the preservation of cash and a favorable impact on our cash balance.

11) How do the Pre-Tax results by line of business for the three months ended August 30, 2009 compare with the same period last year?

The Pre-Tax results are as follows (unaudited and in thousands):

	Three months ended 8/30/09	Three months ended 8/31/08
Revenues:
Apio Value Added(a)	$41,292	$43,002
Apio Packaging (b)	564	812
Technology Subtotal	41,856	43,814
Apio Trading (c)	17,702	26,297
Total Apio	59,558	70,111
Tech. Licensing (d)	1,385	1,642
Total Revenues	60,943	71,753

Gross Profit:
Apio Value Added	5,865	6,580
Apio Packaging	516	703
Technology Subtotal	6,381	7,283
Apio Trading	1,104	1,198
Total Apio	7,485	8,481
Tech. Licensing	1,385	1,642
Total Gross Profit	8,870	10,123

R&D:
Apio	294	351
Tech. Licensing	645	537
Total R&D	939	888

S,G&A:
Apio	3,063	3,500
Corporate	1,507	1,176
Total S,G&A	4,570	4,676

Other (e):
Apio	31	120
Corporate	256	235
Total Other	287	355

Net Income (Loss) Before Taxes:
Apio	4,159	4,750
Tech. Licensing	740	1,105
Corporate	(1,251)	(941)
Net Income Before Taxes	$3,648	$4,914

a) Apio’s Value-Added business includes revenues and gross profit from Apio Cooling LP.

b) Apio Packaging includes the BreatheWay trademark for banana packaging, packaging technology for other shelf life sensitive vegetables and fruit, plus other unique packaging solutions.

c) Apio’s Trading business includes its commission-based commodity export business and its commission-based domestic commodity buy/sell business.

d) Included in Tech. Licensing are the Intellicoat license fees from Monsanto.

e) Included in Other are net interest income and non-operating income/(expense).

CONTACT:
Landec Corporation
Gregory S. Skinner, Vice President Finance and CFO, 650-261-3677
or
EAS & Associates
Liz Saghi, 805-967-0161